UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20529
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZIX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 25, 2011
     Your vote is very important to Zix Corporation
Dear fellow shareholder
     We previously sent to you information about our June 8, 2011 annual meeting of shareholders. Our records indicate that you have not yet voted your Zix Corporation shares.
     It is important that you promptly exercise your voting privilege, in order to minimize our costs of soliciting shareholder votes. If you have already voted, we thank you for your active involvement in our corporate governance.
     Voting is quick and easy
     Please see the enclosed instructions, which describe how to vote by:
•	Internet, or

•	Telephone, or

•	Signing and dating the enclosed proxy card, and mailing it in the pre-paid envelope
     We are also enclosing a letter from our Chairman to our shareholders, which the printer inadvertently omitted from our printed annual report.
Sincerely,
James F. Brashear
Corporate Secretary

April 29, 2011
To Our Shareholders,
ZixCorp achieved strong results for our investors in 2010. Our email encryption business had its best year ever. We delivered full-year GAAP profitability for the first time; a significant financial milestone for ZixCorp. Our profitable email encryption business is more evident than ever since the uneventful wind-down of our e-Prescribing business at year end.
We increased 2010 email encryption revenue by 25 percent over the prior year, to $33.1 million and achieved record sales with a 34 percent year-over-year increase in new first-year orders, to $8.7 million. We grew our backlog 16 percent year-over-year and ended the year at $49.9 million. We were able to leverage our largely-fixed cost structure to grow email encryption revenues, resulting in attractive gross margins. We generated $7.2 million in cash flow during the year, an increase of $6.6 million over 2009, and ended 2010 with a cash balance of $25 million. We entered 2011 with no debt and a strong balance sheet, resulting in a new level of financial stability with bright prospects for future growth.
Our success in email encryption is due to strategic technological advantages. The key to our success is that our solutions are intuitive and very easy to use. The three most obvious examples of our superior ease of use are ZixDirectory®, ZixCorp® Transparent Email EncryptionSM and most recently ZixMobilityTM.
ZixDirectory is the only shared directory of protected email addresses in the industry. ZixDirectory contains more than 25 million identities, growing at about 100,000 new members per week. Our ZixDirectory allows our community of users to realize unique efficiencies by easily sending and receiving secure email to other ZixDirectory users.
Customers want privacy, compliance and data security without complexity or disruption of user work flows. Our ZixCorp Transparent Email Encryption solution requires no special action by an email sender or recipient. With ZixGateway® implemented on both the sender and receiver sides, senders can hit “send” like any other email, and recipients receive the message in their inbox like any other email. No password is needed. Policy filters trigger encryption on the send side and our ZixGateway automatically decrypts for the receiver. About half of the emails that we transmit use our ZixCorp Transparent Email Encryption solution, and the percentage is even higher for our customers in healthcare. ZixCorp offers the only fully transparent delivery of encrypted email.
Our most recent ease-of-use advancement, ZixMobility, leverages the trend of mobile data access. U.S. mobile users use email more than any other internet-based mobile activity, according to a 2010 report by The Nielsen Company. Encrypted email solutions on mobile devices, however, had not adapted to this trend. Users faced inconvenient steps, distorted screen layouts and inefficient implementations to access secure email on mobile devices. ZixMobility offers enhanced mobile support for ZixCorp Encrypted Email Services. Our approach tailors secure message delivery to user’s iPhone®, Blackberry®, AndroidTM or other preferred smartphone or tablet computer. ZixMobility enables one-click message access without requiring a special mobile application download.

The elegant simplicity of our solutions allows us to meet customer demand. Our unique architecture, crisp execution, hard work and intense focus have earned us recognition by Gartner, Inc. as the market leader for email encryption services. We have a strong brand and a critical mass of customers, including influential regulators.
Another key to our sales growth is the success we achieve through our network of distribution partners. Our partners allow us to extend our reach into new markets and augment our direct sales efforts. We have good reseller relationships with very large partners such as Google, Symantec and Webroot. We also have over 100 value added resellers (VAR) and managed security service providers (MSSP) offering ZixCorp Email Encryption Services. We successfully built these third-party relationships, positioning ourselves to capitalize on heightened demand for our offerings in the marketplace. Email encryption new business in 2010 from these distribution channels was 53 percent of the total new business, compared to 33 percent in 2009, and represented more than 100 percent growth over 2009.
With the help of our distribution partners, ZixCorp is well-positioned to capitalize on the growing awareness of the need to secure sensitive email communication. This awareness is being driven by growing concerns for data security and corporate reputations, as well as the need to comply with strengthened federal and state privacy laws. We are excited about the Company’s prospects for this year and the years to come. We are confident in our strategy and proud of our team and our products.
Our vision is clear. We expect to continue to build on the financial stability that we have worked tirelessly to achieve. We plan to maintain our leadership through continued crisp execution, expansion of our strong partnerships and with continued investment in our ZixCorp Email Encryption Services.
I thank our customers and partners for their continued loyalty, our employees for their hard work and professionalism, and our shareholders for their ongoing support.
Sincerely,
Richard D. Spurr
Chairman of the Board and Chief Executive Officer

Whether you vote by telephone or the internet, your vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Vote Instruction Form.

Choose How You Vote

Vote by Internet

1. Visit **www.proxyvote.com**
2. Enter your control number that appears on the enclosed Vote Instruction Form in the box with the ➡

NOT USE
00000-000000-00000
12345A678
NOT USE
1234 5678 9012
NOT USE

3. Vote your shares

Vote by Phone

It's simple. Call the toll-free number found on the enclosed Vote Instruction Form from a touch tone telephone and follow the easy directions.

Enter your control number found on the Vote Instruction Form enclosed.

If you vote by telephone or the Internet, **DO NOT** mail in the enclosed Vote Instruction Form

Your vote is important, thank you for voting!
Voting is available, 24 hours a day, 7 days a week

Choose How You Receive Your Materials

Reduce paper flow to your home.

If you would rather not get paper annual reports, proxy statements, and voting cards, it's easy to enroll for electronic mail.

There are two ways to submit your consent for electronic documents:

First vote, then enroll for electronic delivery.

1. Visit **www.proxyvote.com**
2. Enter your control number that appears on the enclosed Vote Instruction Form in the box with the ➡
3. Vote your shares
4. Enter your email address
5. Enter a personal identification number (PIN) of your choice

- OR -

Enrollment for electronic delivery is easy and secure.

1. Simply visit **www.InvestorDelivery.com**
2. Enter the control number found on the front of your vote instruction form in the box with the arrow pointing to it.
3. Enter your email address.
4. Enter a personal identification number (PIN) of your choice

You can choose how you vote, and how you receive proxy and other shareholder materials. choose how you vote choose how you receive your materials vote by internet there are other ways to vote than using the paper form that is mailed to you. reduce paper flow to your home. vote by phone

Notification to Shareholders

Dear Shareholder:

Beginning July 1, 2007, new "Notice and Access" rules from the U.S. Securities & Exchange Commission give public companies an alternative method of providing proxy materials to shareholders.

Instead of automatically sending shareholders a complete set of proxy materials by mail (typically consisting of an annual report, proxy statement, and voting card), companies may choose instead to mail a simple "Notice of Internet Availability of Proxy Materials" (the "Notice"). Among other points of information, the Notice lists an Internet website address where shareholders may access proxy materials online. The Notice also includes instructions for requesting proxy materials (at no charge) by mail or e-mail, as you prefer. We anticipate many companies will utilize the new "Notice and Access" method because of the timeliness and cost effectiveness of Internet availability.

If you do not indicate a preference, you may no longer automatically receive copies of proxy materials by mail. Instead, you may receive a Notice of Internet Availability of Proxy Materials.

If You Prefer Electronic Mail

We encourage shareholders to use electronic delivery as an efficient alternative to regular mail. If you would like to receive a complete set of proxy materials by e-mail, enrollment is easy and secure. Simply go to our website at **www.InvestorDelivery.com** and enter the Control Number found on the front of your Vote Instruction Form in the box with the ➡ pointing to it.

If You Prefer Printed Copies

If you prefer to continue to receive a complete set of proxy materials by mail (at no charge), you need to let us know. Simply mark the "For" box found on the enclosed Vote Instruction Form under the heading "MATERIALS ELECTION."

MATERIALS ELECTION
DO NOT
DO NOT

Your preference will apply to all holdings in your account and remain active until you change it.

Details of the SEC's new "Notice and Access" rules can be found on the SEC's website at:

http://www.sec.gov/rules/final/2007/34-55146.pdf

Notification to shareholders important information about how you may receive proxy materials after july, 1, 2007 dear shareholder: your preference for how you want to access or receive proxy information is important if you do not indicate a preference, you may no longer if you prefer electronic mail if you prefer printed copies